State of Delaware
Secretary of State
Division of Corporations
Delivered 10:23 AM 03/26/2013
FILED 10:20 AM 03/26/2013
SRV 130358027 - 5306858 FILE

STATE OF DELAWARE CERTIFICATE OF MERGER OF FOREIGN CORPORATION INTO A DOMESTIC CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Actinium Pharmaceuticals, Inc., a Delaware corporation, and the name of the corporation being merged into this surviving corporation is Cactus Ventures, Inc., a Nevada corporation.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8 Section 252 of the General Corporation Law of the State of Delaware.

THIRD: The name of the surviving corporation is Actinium Pharmaceuticals, Inc., a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation. (If amendments are affected please set forth)

FIFTH: The authorized stock and par value of the non-Delaware corporation is 110,000,000 with a par value of 0.01.

SIXTH: The merger is to become effective on March 29, 2013.

SEVENTH: The Agreement of Merger is on file at 501 Fifth Avenue, 3rd Floor, New York, NY 10017, an office of the surviving corporation.

EIGHTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 25nd day of March, A.D., 2013.

By: ______________________
Authorized Officer

Name: Sergio Traversa
Print or Type

Title: Chief Executive officer